Exhibit 10.1
ORBITAL ATK, INC.
Description of Non-Employee Directors’ Cash and Equity Compensation, Effective as of August 10, 2017
Only non-employee directors receive compensation for service on the Company’s Board of Directors.
On August 10, 2017, Orbital ATK’s Board of Directors approved the following non-employee director compensation, effective immediately as of the election of directors to the Board at the annual meeting of stockholders on that date:

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an award of restricted stock valued at $110,000 at the time of grant upon initial election to the Board and upon re-election at each subsequent annual meeting of stockholders (increased from $100,000);

•	an annual cash retainer of $75,000, with no additional fees paid for Board and committee meetings attended (no change to the previously-approved amount);

•	an annual cash retainer of $100,000 for the independent non-executive Chairman of the Board (Ronald R. Fogleman; increased from $90,000);

•	an annual cash retainer of $25,000 for the chair of the Audit Committee (increased from $18,500);

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an annual cash retainer of $15,000 for the chair of the Compensation and Human Resources Committee, $15,000 for the chair of the Governance Committee and $15,000 for the chair of the Markets and Technology Committee (each retainer increased from $12,500); and

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an annual cash retainer of $13,500 for each member of the Audit Committee, $7,500 for each member of the Compensation and Human Resources Committee, $7,500 for each member of the Governance Committee, $7,500 for each member of the Markets and Technology Committee and $2,500 for each member of the special subcommittee of the Markets and Technology Committee (no changes to the previously-approved amounts).

Cash amounts are paid annually in a lump sum upon election or re-election at the annual meeting of stockholders.
Directors who spend a significant part of a day on Company business issues beyond the normal scope of board member responsibilities receive an additional $1,000 per diem payment, plus expenses. The per diem is paid at the discretion of the Company’s Chief Executive Officer. Non-employee directors are also reimbursed for tuition and related expenses for continuing director education courses.